SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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Filed by a Party other than the Registrant [ _ ]
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[ _ ] Preliminary Proxy Statement
[ _ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[ _ ] Definitive Additional Materials
[ _ ] Soliciting Material Pursuant to Section 240.14a-12
Cirrus Logic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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[ _ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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JASON P. RHODE
President and Chief Executive Officer

June 2, 2011

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Cirrus Logic, Inc. to be held on Thursday, July 28, 2011, at 1:00 p.m. at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We are also pleased to be furnishing proxy materials to our stockholders using the Internet. We believe this process expedites stockholders’ receipt of proxy materials and lowers the cost of our annual meeting. Instead of mailing a paper copy of our proxy materials to our stockholders, we are mailing a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Although you may vote in person at the annual meeting, you may also vote over the Internet, as well as by telephone, or by mailing a proxy card. Voting over the Internet, by telephone, or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the Notice of Internet Availability or the proxy card regarding each of these voting options.

Cirrus Logic values the participation of its stockholders. Your vote is an important part of our system of corporate governance and I strongly encourage you to participate.

Sincerely,

Jason P. Rhode
President and Chief Executive Officer

A copy of Cirrus Logic, Inc.’s Annual Report on Form 10-K is included with this Proxy Statement. Copies of these documents are available on our Web site at www.cirrus.com. You also may receive copies of these documents at no charge upon request directed to:

Cirrus Logic Investor Relations
2901 Via Fortuna, Austin, Texas 78746
telephone: (512) 851-4125; email: Investor.Relations@cirrus.com

Annual Stockholders’ Meeting

July 28, 2011
YOUR VOTE IS IMPORTANT

Notice

Cirrus Logic, Inc. (the “Company”, “our” or “we”) will hold its 2011 Annual Meeting of Stockholders as follows:

Friday, July 28, 2011
1:00 P.M. (Central Daylight Time)
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

At the meeting, stockholders will vote on the following matters:

(i)	the election of eight Company directors for one-year terms;

(ii)	the ratification of the appointment of Ernst &Young LLP (“Ernst & Young”) as our independent registered public accounting firm;

(iii)	an advisory (non-binding) vote on named executive officer compensation;

(iv)	an advisory (non-binding) vote on the frequency of future advisory votes on named executive officer compensation; and

(v)	such other business as may properly come before the meeting.

You can vote four different ways. You can vote by attending the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers about the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 2.

Stockholders of record at the close of business on May 31, 2011 (the “Record Date”), are entitled to vote. On that day, approximately 65.2 million shares of the Company common stock were outstanding. Each share entitles the holder to one vote.

The Board of Directors of the Company (“the Board”) asks you to vote in favor of the first three proposals and to vote to hold a non-binding stockholder advisory vote on executive compensation every three years. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders and from other documents that we have filed with the Securities and Exchange Commission (the “SEC”).

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, July 28, 2011

Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746
www.cirrus.com

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cirrus Logic, Inc. for use at our 2011 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on July 28, 2011, at 1:00 p.m., central time, at our principal executive offices, 2901 Via Fortuna, Austin, Texas 78746.

Beginning on or about June 14, 2011, Cirrus has made available on the Internet or delivered paper copies of these proxy materials by mail in connection with the solicitation of proxies by the Board of Cirrus for proposals to be voted on at the Company’s Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:	Why am I receiving these materials?
A:	Our Board, on behalf of the Company, is soliciting your proxy for the annual meeting of stockholders to take place on July 28, 2011. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2011 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 26, 2011, is also included.

If you requested and received a copy of these materials by mail or e-mail, then the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:	We are complying with the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a copy of the proxy materials by mail or e-mail.

Q.	How can I access the proxy materials over the Internet?
A:	Your notice about the Internet availability of the proxy materials contains instructions regarding how to:
• view our proxy materials for the Annual Meeting on the Internet;
• request a paper copy of our proxy materials for the Annual Meeting; and
• instruct us to send our future proxy materials to you electronically by e-mail.

Q:	How may I obtain a paper copy of the proxy materials?
A:	Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials in their notice.

Q:	What if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
A:	If you receive more than one Notice or set of proxy materials, it means your shares are registered differently or are in more than one account. To vote all your shares by proxy, you must vote for all notices you receive, or for all proxy cards and voting instruction cards you received upon request.

Q:	What proposals will be voted on at the meeting?
A:	There are four proposals scheduled to be voted on at the meeting:
• the election of eight directors;
• the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm;
• an advisory (non-binding) vote on named executive officer compensation; and
• an advisory (non-binding) vote on the frequency of future advisory votes on named executive office compensation.

Q:	What is Cirrus Logic’s voting recommendation?
A:	Our Board recommends that you vote your shares as follows:
• “FOR” each of the director nominees;
• “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm;
• “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation as described in this Proxy Statement; and
• To hold a non-binding, stockholder advisory vote on executive compensation every “Three Years” as described in this Proxy Statement.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record at the close of business on May 31, 2011 (the “Record Date”) are entitled to vote.

Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, including shares purchased through the Company’s Employee Stock Purchase Plan, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and you have the right to vote by proxy by following the instructions in the Notice of Internet Availability of the proxy materials or to vote in person at the meeting.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Q:	How can I vote my shares in person at the meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or by submitting voting instructions to your broker or other nominee for shares held in street name. In most instances, you will be able to do this over the Internet, by telephone, or by mail. If you are the stockholder of record, please refer to the summary instructions below and those included on your Notice of Internet Availability of the proxy materials. If you hold shares in street name, you should refer to the voting instruction card provided to you by your broker or nominee. Stockholders who have requested and received a paper copy of a proxy card or voting instruction card by mail may also vote over the Internet by following the instructions on the proxy card or voting instruction card.

BY INTERNET— If you have Internet access, you may vote by following the instructions on the Notice of Internet Availability of the proxy materials. If you have requested and received a paper copy of a proxy card or voting instruction card, you may also vote over the Internet by following the instructions on the proxy card or voting instruction card.

BY TELEPHONE— If you have requested and received a paper copy of a proxy card or voting instruction card, you may vote by telephone by following the instructions on the proxy card. You will need to have the control number that appears on your Notice of Internet Availability of the proxy materials available when voting by telephone.

BY MAIL— If you have requested and received a paper copy of a proxy card or voting instruction card by mail, you may submit a proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. If you sign but do not provide instructions, your shares will be voted as described in “How Are Votes Counted?” below.

Q:	What if I hold shares in street name and do not transmit voting instructions before the stockholder meeting to my broker or nominee?
A:	Effective January 1, 2010, your broker is no longer permitted to vote on your behalf on non-routine matters if you are a beneficial owner of shares held in street name and you do not transmit your voting instructions before the stockholder meeting to your broker or nominee. The election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 3), and the advisory vote on the frequency of the stockholder advisory votes on named executive officer compensation (Proposal 4) are considered non-routine matters. Therefore, if you do not transmit your voting instructions to your broker or other nominee, then they cannot vote on these non-routine matters and your vote will be counted as “broker non-votes” as further described in the response to “How are abstentions and broker non-votes counted?” below.

Q:	Can I revoke my proxy?
A:	You may revoke your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked. For shares held beneficially by you, you may revoke your proxy by submitting a new proxy to your broker or nominee.

Q:	What is the quorum requirement for the meeting?
A:	The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted at the Annual Meeting. For this year’s annual meeting, both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the proposal to ratify the selection of Ernst & Young and the advisory vote on named executive officer compensation, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN” on these matters, it has the same effect as a vote “AGAINST.” You may also “ABSTAIN” from the advisory vote on the frequency of the stockholder advisory votes on named executive officer compensation. If you do so, your vote will not count as a vote cast for that matter.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, the eight persons receiving the highest number of “FOR” votes will be elected. And for the advisory vote on the frequency of stockholder advisory votes on named executive officer compensation, the frequency receiving the majority of the votes cast will considered to be the advised frequency. All other proposals require the affirmative “FOR” vote of a majority of those shares present, either in person or represented by proxy, and entitled to vote. If you are a beneficial owner and do not provide your broker or nominee with voting instructions on a non-routine matter such as a director election, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	How are abstentions and broker non-votes counted?
A:	Abstentions are counted as present for purposes of determining the shares present and entitled to vote. However, an abstention is not a vote cast for purposes of counting votes, and therefore the effect of an abstention will be the same effect as a vote against a proposal as described in “How are votes counted?” above. Broker non-votes are not counted as shares present and entitled to be voted with respect to a matter on which the beneficial owner has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:	How can I obtain an admission ticket for the meeting?
A:	Two cut-out admission tickets are included on the back of this proxy statement. A limited number of tickets are available for additional joint owners. To request additional tickets, please contact the Company’s Corporate Secretary at our headquarters. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record as of the close of business on the Record Date, and you bring proof of identification. If you hold your shares through a broker or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the Notice of Internet Availability of the proxy materials or a copy of a brokerage statement showing your share ownership as of the Record Date.

Q:	Where can I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and will file with the Securities and Exchange Commission via EDGAR a Current Report on Form 8-K within four business days of the meeting with the final voting results. If final voting results are not available at the time of such filing, the Company intends to disclose preliminary vote results at the time of the filing and file an amended Form 8-K within four business days after obtaining the final results.

Q:	What happens if additional proposals are presented at the meeting?
A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Scott Thomas, our Corporate Secretary, and Thurman Case, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board.

Q:	What classes of shares are entitled to be voted?
A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the annual meeting. On the Record Date, we had approximately 65.2 million shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?
A:	No.

Q:	Who will count the votes?
A:	A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of the election.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:	The Company will pay the entire cost of soliciting proxies to be voted, along with the costs of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or submit your proxy over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made by our directors, officers, and employees, either in person, by telephone, or by electronic communication. Our directors, officers and employees will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may make nominations and submit proposals for consideration at future stockholder meetings. Any proposal that a stockholder wishes to include in the Company’s proxy materials for the 2012 annual meeting of stockholders, in accordance with the regulations of the SEC, must be received by no later than February 15, 2012. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal or nomination for election of directors that a stockholder wishes to propose for consideration at the 2012 annual meeting of stockholders, whether or not the stockholder wishes to include such proposal or nomination in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws. To be considered timely, our Bylaws provide that such notice must be received at our principal executive offices no later than February 15, 2012. Proposals and nominations should be addressed to: Corporate Secretary, Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Board Meetings and Committees
During the fiscal year ended March 26, 2011, the Board held 7 meetings. Each director is expected to attend each meeting of the Board and the committees on which he serves. No director attended less than 75% of the aggregate of (i) the total number of board meetings; and (ii) the total number of meetings held by all committees of the Board on which he served. Directors are also expected to attend the Company’s annual meeting of stockholders absent a valid reason. All of the directors except for Mr. Guzy attended the Company’s 2010 annual meeting of stockholders.

We have three Board committees: Audit, Compensation, and Governance and Nominating. Each member of the Audit, Compensation, and Governance and Nominating Committees is independent in accordance with the applicable Nasdaq listing standards. Each committee has a written charter that has been approved by the Board. The current members of each committee are identified in the following table, and the function of each committee is described below.

On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Governance and
Name of Director	Independent	Audit	Compensation	Nominating
John C. Carter	Yes	X	X
Timothy R. Dehne	Yes		Chair	X
D. James Guzy	Yes	X		X
Michael L. Hackworth	Yes
Jason P. Rhode	No
William D. Sherman	Yes			Chair
Robert H. Smith	Yes	Chair	X	X
Number of Meetings Held in Fiscal Year Ended March 26, 2011		7	4	2

Audit Committee
The Audit Committee is currently composed of three directors. The responsibilities of the Committee include:

•	selecting, retaining, compensating, overseeing, evaluating and, where appropriate, terminating the Company’s independent auditors;

•	resolving any disagreements between management and the independent auditors regarding financial reporting;

•	adopting and implementing pre-approval policies and procedures for audit and non-audit services to be rendered by the independent auditors;

•	reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in each of the Company’s Quarterly Reports on Form 10-Q prior to their filing;

•	reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release;

•	reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide or review judgments about the quality, not only the acceptability, of accounting principles, and such other matters required to be discussed with the independent auditors under generally accepted auditing standards;

•	reviewing and approving, if appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management;

•	establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable Securities and Exchange Commission rules and applicable Nasdaq listing standards. The Board has determined that Robert H. Smith is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 46 of this proxy statement and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at investor.cirrus.com.

Compensation Committee
The Compensation Committee is composed of three directors, each of whom is independent under applicable Nasdaq listing standards. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans. The Compensation Committee also reviews and recommends to the Board for approval various other Company compensation plans, policies, and matters related to the Company’s non-employee directors. For additional information relating to the Compensation Committee, see the Compensation Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at investor.cirrus.com.

Governance and Nominating Committee
The Governance and Nominating Committee is composed of four directors, each of whom is independent under the applicable Nasdaq listing standards. This Committee provides counsel to the Board with respect to Board organization, membership, and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. For more information relating to the Governance and Nominating Committee, see the

Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at investor.cirrus.com.

The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions, and other characteristics in determining the director candidates to be nominated at the annual meeting. The Governance and Nominating Committee will evaluate candidates for directors proposed by directors, stockholders, or management in light of the Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, or other characteristics; and the expected contributions and the qualification standards established from time to time by the Governance and Nominating Committee. If the Committee believes that the Board requires additional candidates for nomination, the Committee may engage a third-party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. Although the Board does not have a formal policy specifying how diversity should be considered in making determinations regarding nominations of directors, the Governance and Nominating Committee does take into account the benefits of diverse backgrounds, viewpoints, and experiences, as well as the benefits of a constructive working relationship among directors, when evaluating candidates for the Board.

The Governance and Nominating Committee believes that members of the Board should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training or experience; (v) possess experience at policy-making levels in business, government, education or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. Additionally, for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees of the Board.

These are not meant to be the exclusive criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience, and expertise; the composition of the Board at the time; and other relevant circumstances.

To assist with identifying and selecting qualified candidates for the 2011 Annual Meeting of Stockholders, the Committee engaged Lonergan Partners, a third-party executive search firm. After evaluating candidates either nominated by Board members or by Lonergan Partners, the Governance and Nominating Committee recommended two new nominees, Mr. Schuele and Ms. Wang, for election at the 2011 Annual Meeting of Stockholders. Mr. Schuele and Ms. Wang were recommended to the Governance and Nominating Committee by non-managing directors of the Company.

Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date such recommendation is made. An eligible stockholder wishing to recommend a candidate must submit the following not less than 120 calendar days prior to the anniversary of the date the proxy was released to the stockholders in connection with the previous year’s annual meeting: (A) a recommendation that identifies the candidate and provides contact information; (B) the written consent of the candidate to serve as a director of the Company, if elected; and (C) documentation establishing that the stockholder making the recommendation is an eligible stockholder.

Recommendations should be submitted to:

Governance and Nominating Committee
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

The Committee will consider stockholder-recommended candidates pursuant to the Nominations Process outlined in the Company’s Corporate Governance Guidelines.

Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information and conforming to the submission deadlines specified in the Company’s Bylaws. Please see “Questions and Answers about the Proxy Materials, the Annual Meeting and Voting Procedures — May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” for further information.

Determination of Independence
The Board, which currently consists of seven directors, has determined that six directors are independent as defined by The Nasdaq Stock Market, Inc. (the “Nasdaq”) applicable listing standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that Messrs. Carter, Dehne, Guzy, Hackworth, Sherman, and Smith qualify as independent directors under this standard.

In addition, the Governance and Nominating Committee has determined that new director nominees, Mr. Schuele and Ms. Wang, qualify as independent directors under the applicable Nasdaq listing standards.

Corporate Governance Guidelines
On an annual basis, the Company reviews its corporate governance practices in light of any changes to applicable law, the rules of the SEC, and the Nasdaq listing standards. No changes were recommended to the Corporate Governance Guidelines in fiscal year 2011. Among other matters, the Guidelines include the following:

•	Two-thirds of the members of the Board must be independent directors as defined in the Company’s Corporate Governance Guidelines.

•	The positions of Chairman of the Board and Chief Executive Officer (“CEO”) shall be held by separate individuals, and the CEO shall be the only member of the Board who is an executive officer of the Company.

•	If the Chairman of the Board is not an independent director as defined in Exhibit A to the Company’s Corporate Governance Guidelines, the Board will designate a “lead independent director.”

•	Directors shall retire at the age of 75.

•	The Board will have an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

•	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

•	In considering stockholder proposals and candidates recommended by stockholders for the Board, the Governance and Nominating Committee will follow the procedures outlined in the Corporate Governance Guidelines.

For additional details, see the Company’s Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our Web site at investor.cirrus.com.

Board Leadership Structure
The Board of Directors is committed to maintaining an independent Board comprised primarily of independent directors. To enhance the independence of the Board from management, we separate the roles of our Chief Executive Officer, Jason Rhode, and Chairman of the Board, Michael Hackworth. In addition, we have appointed a Lead Independent Director, Robert H. Smith, who is responsible for coordinating the activities of the independent directors of the Board. This leadership structure demonstrates our commitment to good corporate governance and benefits our stockholders by enhancing the oversight of management by the Board, balancing power on our Board, and encouraging balanced decision making.

Board’s Role in Risk Oversight
Although management is responsible for identifying, assessing, and managing the material risks facing the Company, our Board plays an ongoing and active role in the oversight of the Company’s risk management processes, along with the oversight of the most significant strategic and operational risks faced by the Company and management’s efforts to mitigate those risks. Our Board is involved in the setting of the Company’s business strategy, which necessarily entails a determination of what constitutes an appropriate level of risk for the Company. In addition, at least annually, the Board discusses material risks related to the Company’s overall business strategy. Further, the management team reports to the Board on a quarterly basis the status of its efforts to manage what it believes are the Company’s most material risks.

Each of our Board committees also considers risk within the committee’s area of responsibility. Our Audit Committee regularly reviews with management the Company’s major financial and regulatory risk exposures and the steps management has taken to monitor and control such exposures. Also, in designing our compensation programs and structuring awards, the Compensation Committee considers whether such compensation programs may lead to undue risk taking.

Code of Conduct
The Company has adopted a Code of Conduct that applies to all of its directors, officers, and employees (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). A copy of the Code of Conduct is incorporated as Exhibit 14 to the Company’s Annual Report on Form 10-K and is accessible on its Web site at www.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any additional compensation for their Board activities. Independent directors may not receive consulting, advisory, or other compensatory fees from the Company in addition to their Board compensation.

The following table sets forth the quarterly cash payments paid to non-employee directors for Board service during the fiscal year ended March 26, 2011:

Director Compensation Retainers

Quarterly Director Retainer	$11,250
Board Chairman Quarterly Retainer	$3,750
Audit Chair Quarterly Retainer	$5,000
Audit Committee Member Quarterly Retainer	$2,000
Compensation Committee Chair Quarterly Retainer	$2,000
Compensation Committee Member Quarterly Retainer	$1,000
Nominating and Governance Committee Chair Quarterly Retainer	$1,500
Nominating and Governance Committee Quarterly Retainer	$750

The Company also reimburses directors for all reasonable out of pocket expenses incurred for attending board and committee meetings.

The following table sets forth the information regarding the cash fees and equity compensation paid to our non-employee directors for services as members of the Board or any committee of the Board during fiscal year 2011.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2011

	Fees
	Earned or
	Paid in
	Cash	Option Awards
	($)	($)	Total
Name	(1)	(2)	($)
(a)	(b)	(d)	(h)
Michael L. Hackworth	$75,833	$252,535 (3)	$328,368

John C. Carter	$57,000	$252,535 (4)	$309,535

Timothy R. Dehne	$58,000	$252,535 (5)	$310,535

D. James Guzy (9)	$56,000	$252,535 (6)	$308,535

William D. Sherman	$57,000	$252,535 (7)	$309,535

Robert H. Smith	$86,667	$252,535 (8)	$339,202

(1)	Represents fees earned or paid in cash for services as a director during the fiscal year ended March 26, 2011, including quarterly retainer fees and committee chairmanship and membership retainer fees.
(2)	On July 23, 2010, the date of the Company’s 2010 Annual Meeting, a fully vested option grant to purchase 25,000 shares of common stock of the Company at an exercise price equal to the fair market value of the Company’s common stock on the date of grant was awarded to each of Messrs. Hackworth, Carter, Dehne, Guzy, Smith, and Sherman upon their re-election as directors. The value disclosed for the option awards represents the aggregate grant date fair value of the options calculated in accordance with ASC 718.
(3)	At the end of fiscal year 2011, Mr. Hackworth had 120,000 options outstanding.
(4)	At the end of fiscal year 2011, Mr. Carter had 55,000 options outstanding.
(5)	At the end of fiscal year 2011, Mr. Dehne had 50,000 options outstanding.
(6)	At the end of fiscal year 2011, Mr. Guzy had 35,000 options outstanding.
(7)	At the end of fiscal year 2011, Mr. Sherman had 20,000 options outstanding.
(8)	At the end of fiscal year 2011, Mr. Smith had 25,000 options outstanding.
(9)	Mr. Guzy will not stand for re-election to the Board at the Company’s 2011 Annual Meeting.

On April 27, 2011, the independent directors of the Board approved modifications to the retainer fees and equity compensation for the non-employee directors based on a recommendation by the Company’s Compensation Committee, which had analyzed the Company’s director compensation compared to the Company’s Proxy Group (as defined below in the section of this proxy statement entitled “Compensation Discussion and Analysis — Benchmarking Information”). In particular, the independent directors of the Board approved the following modifications:

•	the Compensation Committee Chair Quarterly Retainer was increased from $2,000 to $3,500;

•	the Compensation Committee Member Quarterly Retainer was increased from $1,000 to $1,750; and

•	upon reelection to the Board, instead of receiving a fixed number of options to purchase shares of common stock of the Company, each non-employee director will receive a Full Value Stock Award that vests immediately, the total number of shares granted having a fair market value equal to $150,000.00 on the date of grant.

Concurrently with these changes, based on a similar analysis of the Company’s initial director grant upon election to the Board compared to the Company’s Proxy Group, the independent directors determined that each non-employee director should receive an option to purchase shares of common stock of the Company at an exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months, the total number of options granted having a fair market value equal to $225,000.00 on the date of grant.

PROPOSALS TO BE VOTED ON

Proposal No. 1

ELECTION OF DIRECTORS

The Board has approved eight nominees for election to the Board this year. Six of the nominees have served as a director since the last annual meeting, including Mr. Hackworth, Mr. Carter, Mr. Dehne, Dr. Rhode, Mr. Sherman, and Mr. Smith. Mr. Guzy will not stand for re-election to the Board at the Company’s 2011 Annual Meeting of Stockholders. Mr. Schuele and Ms. Wang are new candidates that have been recommended by the Company’s Governance and Nominating Committee and nominated by the Board for election as directors. Information regarding the business experience of each nominee and the particular experience, qualifications, attributes, or skills that qualify that person to serve as a director of the Company is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected, or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Vote Required
In the election of directors, the eight persons receiving the highest number of “FOR” votes will be elected.

Information About Nominees

MICHAEL L. HACKWORTH
Director since 1985
Mr. Hackworth, age 70, is currently Chairman of the Board of the Company, a position he has held since July 1997. Between March 5, 2007, and May 16, 2007, Mr. Hackworth was the Company’s Acting President and Chief Executive Officer (“CEO”). Mr. Hackworth continued to support Dr. Rhode as an employee of the Company until July 27, 2007, and acted as a consultant to the Company until September 30, 2007. He previously served as President and CEO of the Company from January 1985 to June 1998, and continued to serve as CEO until February 1999.

Mr. Hackworth was also the co-founder of Tymphany Corporation, a provider of audio transducers for loudspeakers. He served as Chief Executive Officer between 2002 and May 2007, and as a director and Chairman of the Board from 2002 until October 2008. In addition, Mr. Hackworth was a director of Virage Logic Corporation, a publicly traded provider of semiconductor intellectual property platforms and development tools, between March 2000 and September 2010. He has also been a director since November 2007 of Epicor Software Corporation, a vendor of enterprise business software products. Prior to working at Cirrus Logic, Mr. Hackworth spent 31 years serving in positions of increasing responsibility with Signetics Corp., a subsidiary of N.V. Philips, Motorola

Semiconductor, and Fairchild Semiconductor. Mr. Hackworth holds a B.S. in Engineering from the University of Santa Clara.

As a long tenured Company executive and member of the Company’s Board, Mr. Hackworth has the benefit of the Company’s complete history. The Nominating and Governance Committee believes that this benefit, taken together with his technical and analytical skills, vast executive experience, and over four decades of experience in the semiconductor industry, make him well qualified to be the Chairman of the Company’s Board of Directors.

JOHN C. CARTER
Director since 2009
Mr. Carter, age 56, is currently a Principal at TCGen, which is a management consulting and advisory services firm that Mr. Carter founded in 2002 and is located in Menlo Park, California. Between November 2007 and January 2008, Mr. Carter was an Executive in Residence at Vantage Point Venture Partners, a venture capital firm in San Bruno, California, where he assisted in the management of several portfolio companies. Mr. Carter also served as Chief Technical Officer at Klipsch Group, a manufacturer of speakers in Indianapolis, Indiana, between February 2005 and October 2007. Mr. Carter began his career as an engineer at Bose Corporation in 1978, later becoming its Chief Engineer. Mr. Carter holds a B.S. in Engineering from Harvey Mudd College in Claremont, CA, and a Master’s in Electrical Engineering from the Massachusetts Institute of Technology.

The Nominating and Governance Committee believes that Mr. Carter’s extensive management experience with companies in the consumer audio market along with his knowledge of that market, in addition to his background in venture and private equity investment transactions, make him well qualified to be on our Board of Directors. Mr. Carter also has relevant prior engineering and technical experiences in the markets we serve.

TIMOTHY R. DEHNE
Director since 2009
Mr. Dehne, age 45, is currently Vice President of Systems Research and Development at Luminex Corporation, an Austin-based company that develops, manufactures, and markets innovative biological testing technologies with applications throughout the life science and diagnostic industries, a position he has held since 2009. He previously worked at National Instruments Corporation, an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. Mr. Dehne spent over 21 years at National Instruments where he held many leadership positions while helping to significantly grow the Company to more than 4,000 employees and over $800 million in annual revenue. He most recently held the position of Senior Vice President, Research & Development. Prior to his role as Senior Vice President, Research & Development at National Instruments, Mr. Dehne served in various executive positions in marketing and engineering. Mr. Dehne holds a B.S. in Electrical Engineering from Rice University and serves on the Board of Directors for Asset Intertech, a privately held company, where he also serves on its Compensation Committee.

The Nominating and Governance Committee believes that Mr. Dehne is well qualified to be on our Board of Directors based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas, and his unique insight into significantly growing revenues at a high technology company while maintaining an innovative corporate culture and a great work environment. His leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth, are valuable to the Company and the Board of Directors.

JASON P. RHODE
Director since 2007
Dr. Rhode, age 41, was appointed President and CEO, and a director of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO. Dr. Rhode holds a B.S. in electrical engineering from San Diego State University, as well as M.S. and doctorate degrees in electrical engineering from North Carolina State University.

The Governance and Nominating Committee believes that Dr. Rhode’s prior experience as a semiconductor designer and his current role as Chief Executive Officer of Cirrus Logic make him well qualified to be on our Board of Directors based on his detailed and unique knowledge of the Company’s operations, opportunities, and challenges. In addition, the Governance and Nominating Committee believes that having Dr. Rhode serve on the Board of Directors helps to bridge the gap between the Company’s Board of Directors and management, to facilitate the regular flow of information between management and the Board, and to ensure that the Board of Directors and management act with a common purpose to execute our strategic initiatives and business plans.

WILLIAM D. SHERMAN
Director since 2001
Mr. Sherman, age 68, is Senior Counsel in the law firm of Morrison & Foerster LLP, where he has worked since 1987, specializing in corporate and corporate securities practice. He has extensive experience working with public companies, the Securities and Exchange Commission, and the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers. Mr. Sherman is also a recognized specialist on corporate governance matters by way of his representation of various public and private companies, and he regularly participates in panel discussions on executive compensation and corporate governance topics. In 1972, Mr. Sherman received a law degree from the University of California — Berkeley, School of Law, and an MBA degree from the Haas School of Business at the University of California — Berkeley.

Through his position with Morrison & Foerster LLP, Mr. Sherman has extensive experience with the legal, regulatory, and governance issues faced by a public company. The Governance and Nominating Committee believes that his background and experience position him to contribute significant corporate governance expertise to the Board of Directors and to serve as chairman of the Company’s Governance and Nominating Committee.

ROBERT H. SMITH
Director since 1990
Mr. Smith, age 74, retired in August 2002 from the position of Executive Vice President of Administration of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits, where he also served on the Board of Directors. Mr. Smith held a number of positions at Novellus Systems, Inc., including Executive Vice President, Finance & Administration and Chief Financial Officer from October 1996 to January 2002. Previously, Mr. Smith held a number of executive positions in operations, finance, and administration with such companies as Memorex Corporation, Control Data Corporation, R.R. Donnelley & Sons Company, and Maxwell Graphics. He has also served on the Board of Directors of Epicor Software Corporation, a vendor of enterprise business software products, since 2003; PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices, since 2002; and ON Semiconductor, a supplier of power components and systems to designers of computers, communications, consumer, and industrial systems, since 2005. Previously, he was a director at Virage Logic Corporation, a publicly traded provider of semiconductor intellectual property platforms and development tools, between 2003 and September 2010. Mr. Smith holds a B.S. in Business Administration from Oklahoma City University.

Mr. Smith has extensive experience with public and financial accounting matters, especially with respect to high-technology and semiconductor companies. The Governance and Nominating Committee believes that these experiences, along with his experience as a director dealing with issues faced by other public companies, make him well qualified to provide valuable insights relating to the semiconductor industry to our Board of Directors and to play a meaningful role in the oversight of our financial reporting and accounting practices as chairman of the Company’s Audit Committee.

ALAN R. SCHUELE
New Director Nominee
Mr. Schuele, age 65, has been a general partner since 2000 with Sevin Rosen Funds, a high tech venture capital firm. While at Sevin Rosen Funds, Mr. Schuele led the investments in a number of semiconductor companies, including Cicada Semiconductor (acquired by Vitesse), Zilker Labs and D2Audio Corporation (both acquired by Intersil) and currently is a director of Javelin Semiconductor. Prior to working at Sevin Rosen, he was Chief Executive Officer of Benchmarq Microelectronics, and served as president and Chief Operating Officer of Unitrode Corporation after its merger with Benchmarq. Over his nearly 30-year career in the semiconductor industry, he has held various executive and sales management positions in several semiconductor companies including Cirrus Logic, Crystal Semiconductor, Cypress Semiconductor, and Mostek. Mr. Schuele is currently a director at InfoNow Corp., a leading provider of SaaS-based channel management solutions, where he has served as a director since 2008.

In addition to Mr. Schuele’s extensive executive management and sales experience at semiconductor companies, he has played key roles in major mergers and acquisitions and has worked extensively in Asian markets. The Governance and Nominating Committee believes that these experiences, along with his experience in advising entrepreneurs on how to turn their emerging technologies into winning companies, make him well qualified to contribute strategic, operational, and industry expertise to the Board of Directors.

SUSAN WANG
New Director Nominee
Ms. Wang, age 60, retired in February 2002 from her position as Executive Vice President and Chief Financial Officer of Solectron Corporation, a worldwide provider of electronics manufacturing services, where she served in various management positions from 1984 until the time of her retirement. Ms. Wang is currently a director of Altera Corporation, a programmable semiconductor company; Rae Systems Inc., a developer of sensory technology for hazardous materials; Suntech Power Holdings Co., Ltd., a solar energy company; and Nektar Therapeutics, a biopharmaceutical company. In addition, Ms. Wang served as a director of Calpine Corporation, an independent power generation company, from 2003 to 2008, and Avanex Corporation, a telecommunications component and sub-systems provider, from 2002 to 2009. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.B.A. in accounting from the University of Texas.

Ms. Wang has extensive executive management, board, and audit committee experience at public and private companies within the technology industry. The Governance and Nominating Committee believes that these experiences, along with her financial expertise, her knowledge of manufacturing and supply chains, her familiarity with acquisitions and integrations, and her international experience make her well qualified to provide valuable insights to our Board of Directors and potentially serve a role in the oversight of our financial reporting and accounting practices as a member of the Company’s Audit Committee.

The Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Proposal No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2012. During fiscal year ended March 26, 2011, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.

The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 46 of this proxy statement, as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at investor.cirrus.com.

A representative of Ernst & Young is expected to attend our annual meeting and be available to respond to questions and, if he or she desires, to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.

If the appointment is not ratified, the Audit Committee will consider this an indication to select other auditors for the following fiscal year. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

Proposal No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis” at page 24, our executive compensation program is designed to attract, motivate, and retain executive officers, while aligning their interests with those of our stockholders. Under this program, our executive officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in fiscal year 2011.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices. We believe our executive compensation program is well designed, appropriately aligns executive pay with Company performance, and has demonstrated that it incentivizes desirable behavior from our executives. Therefore, we are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board recommends a vote FOR the approval of the above resolution.

Proposal No. 4

ADVISORY VOTE ON THE FREQUENCY OF
STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of the Named Executive Officers, as disclosed in accordance with the rules of the Securities and Exchange Commission, such as Proposal Three above. By voting on this Proposal Four, stockholders may indicate whether they would prefer that we conduct future advisory votes on Named Executive Officer compensation once every one, two, or three years.

At this time, our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company. In particular, the Board believes that a vote once every three years is in the best interest of the Company because:

•	New product development and adoption often take several years to come to fruition in the semiconductor industry. In recognition of these lengthy cycles, a significant portion of a Named Executive Officer’s compensation is based on long-term performance and vesting schedules that extend beyond one or two years.

•	The semiconductor industry has historically been subject to business cycles that extend longer than one year periods. Significant annual changes in compensation programs in response to short-term fluctuations in our results at various points during industry business cycles may result in under- or over-compensating executive officers before their performance has been adequately evaluated in the context of entire business or new product development cycles.

•	We strive to encourage a long-term focus among our executives by, for example, making equity awards vest over long periods (typically 3 or 4 years). We believe that an advisory vote on our executive compensation by our stockholders every three years will allow stockholders to better judge our compensation programs and will further encourage stockholders to take a long-term approach to our compensation programs, similar to that taken by our executives and our Compensation Committee.

•	Although the Company’s 2007 Management and Key Individual Contributor Incentive Plan (the “Incentive Plan”) is designed to pay out every six months based on performance goals set by the Committee semi-annually, these performance goals are designed to balance short- and long-term financial and strategic objectives for building stockholder value. The Compensation Committee sets these goals so that participants will achieve their target bonuses when the Company’s long-term Operating Profit Margin and revenue growth goals are achieved. Although set semi-annually, the Operating Profit Margin and revenue growth targets are set based on the Company’s long-term strategic plan, not the Company’s annual operating plan.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency selected by stockholders for the advisory vote on executive compensation. However, because this vote is advisory and not binding on the Company or our Board of Directors, our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below.

“RESOLVED, that the stockholders recommend, in a nonbinding advisory vote, whether a nonbinding advisory vote to approve the compensation of the company’s named executive officers should occur every one, two or three years.

The Board of Directors recommends a vote for the option of every THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of May 17, 2011 by:

•	The stockholders we know to beneficially own more than 5% of our outstanding common stock;
•	Each director named in this proxy statement;
•	Each executive officer named in the Summary Compensation Table included in this proxy statement, and
•	All of our directors and executive officers as a group.

The Company’s common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

	Shares
Beneficial Owner	Beneficially Owned
	Number	Percent(1)

5% or Greater Stockholders:
FMR LLC(2) 82 Devonshire St. Boston, MA 02109	6,014,495	8.9%
Blackrock, Inc.(3) 40 East 52nd Street New York, NY 10022	3,840,984	5.7%
Directors and Named Executive Officers:
Jason P. Rhode, President and Chief Executive Officer(4)	569,716	*
Michael L. Hackworth, Director(5)	229,075	*
Gregory Scott Thomas, Vice President, General Counsel, and Corporate Secretary(6)	200,452	*
Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Products(7)	179,456	*
Robert H. Smith, Director(8)	167,000	*
Thurman K. Case, Vice President and Chief Financial Officer(9)	154,359	*
D. James Guzy, Director(10)	89,000	*
Tom Stein, Vice President and General Manager, EXL Division(11)	73,985	*
John C. Carter, Director(12)	34,412	*
Timothy R. Dehne, Director(13)	31,166	*
William D. Sherman, Director(14)	20,405	*
Alan R. Schuele, Director Nominee	0	*
Susan Wang, Director Nominee	0	*
All current directors and executive officers as a group (17 persons)(15)	1,916,958	2.8

*	Less than 1% of the outstanding common stock

(1)	Percentage ownership is based on 67,618,090 shares of common stock issued and outstanding on May 17, 2011. Shares of common stock issuable under stock options that are currently exercisable or will become exercisable within 60 days after May 17, 2011, and shares of common stock subject to restricted stock units (“RSUs”) that will vest and be issued within 60 days after May 17, 2011, are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed outstanding for computing the percentage of any other person or group. This table does not include options or RSUs that vest more than 60 days after May 17, 2011.
(2)	Based on a Schedule 13G filed with the SEC on February 14, 2011. The filing indicates that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,006,295 shares of the Common Stock outstanding of Cirrus Logic, Inc, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 4,182,995 shares of the Common Stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 6,006,295 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has sole power to vote or direct the vote of the shares owned directly by Fidelity. Fidelity carries out the voting of shares under written guidelines established by the funds’ Boards of Trustees.
(3)	Based on a Schedule 13G filed with the SEC on February 3, 2011, Blackrock Inc. is the beneficial owner and and has sole voting and dispositive power as to 3,840,984 shares.
(4)	Includes 562,404 shares issuable upon exercise of options held by Dr. Rhode and 7,312 shares held directly.
(5)	Includes 120,000 shares issuable upon exercise of options held by Mr. Hackworth, 7,588 shares held by Mr. Hackworth directly, and 101,487 shares held by Mr. Hackworth as Trustee UTD August 1, 1988.
(6)	Includes 188,285 shares issuable upon exercise of options held by Mr. Thomas and 12,167 shares held directly.
(7)	Includes 149,456 shares issuable upon exercise of options held by Mr. Anderson and 30,000 shares held directly.
(8)	Includes 25,000 shares issuable upon exercise of options held by Mr. Smith and 142,000 shares held directly.
(9)	Consists of 154,359 shares issuable upon exercise of options held by Mr. Case.
(10)	Includes 35,000 shares issuable upon exercise of options held by Mr. Guzy, 15,218 shares held by Mr. Guzy directly, and 38,782 shares held by Arbor Company LLLP, of which Mr. Guzy is General Partner.
(11)	Consists of 73,985 shares issuable upon exercise of options held by Mr. Stein.
(12)	Includes 34,166 shares issuable upon exercise of options held by Mr. Carter and 246 shares held directly.
(13)	Includes 29,166 shares issuable upon exercise of options held by Mr. Dehne and 2,000 shares held directly.
(14)	Includes 20,000 shares issuable upon exercise of options held by Mr. Sherman and 405 shares held directly.
(15)	Includes options held by all executive officers and directors to purchase an aggregate of 1,551,264 shares of our Common Stock that are exercisable within 60 days of May 17, 2011.

EXECUTIVE OFFICERS

Scott A. Anderson – Senior Vice President and General Manager, Mixed-Signal Audio Products
Mr. Anderson, age 57, was appointed Senior Vice President and General Manager, Mixed-Signal Audio Products, in October 2007. Prior to joining the Company, Mr. Anderson served as the president and chief operating officer of Freescale Semiconductor between March 2004 and February 2005, and as president and chief executive officer of Motorola Semiconductor Products Sector (“SPS”) between February 2003 and December 2003.

Jo-Dee M. Benson – Vice President, Corporate Marketing Communications and Human Resources
Ms. Benson, age 51, was appointed Vice President, Corporate Marketing Communications and Human Resources in February 2005. Previously, she had served as Vice President of Corporate Communications since December 2000.

Gregory L. Brennan – Vice President and General Manager, Apex Precision Power
Mr. Brennan, age 49, was appointed Vice President and General Manager, Apex Precision Power, in April 2008. Between July 2007, when the Company acquired Apex Microtechnology, and April 2008, Mr. Brennan served as Director of Marketing, Industrial Products Division. Prior to July 2007, Mr. Brennan had served as Vice President, Marketing and Sales for Apex Microtechnology.

Randy Carlson – Vice President of Supply Chain
Mr. Carlson, age 45, was appointed Vice President of Supply Chain in February 2010. Mr. Carlson previously worked as Director of Supply Chain between May 2008 and February 2010. Prior to joining the Company in May 2008, Mr. Carlson held various management positions at STATS ChipPAC between 2003 and April 2008.

Thurman K. Case – Vice President, Chief Financial Officer and Principal Accounting Officer
Mr. Case, age 54, was appointed Chief Financial Officer (“CFO”) on February 14, 2007. He joined the Company in October 2000 and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case served as Vice President, Finance between June 2002 and September 2004, and as Director of Finance between October 2000 and June 2002.

Jason P. Rhode – President and Chief Executive Officer, and Director Nominee
Dr. Rhode, age 41, was appointed President and CEO of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

Thomas Stein – Vice President and General Manager, EXL Products
Mr. Stein, age 39, became Vice President and General Manager of the Company’s Energy, Exploration, and Lighting (“EXL”) group in September 2008. Prior to September 2008, Mr. Stein held various leadership positions in sales and marketing since joining the Company in 1995.

Gregory Scott Thomas – Vice President, General Counsel and Corporate Secretary
Mr. Thomas, age 45, was appointed Vice President, General Counsel and Corporate Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

Timothy R. Turk – Vice President, Worldwide Sales
Mr. Turk, age 54, was appointed Vice President, Worldwide Sales in August 2007. Prior to joining Cirrus Logic, Mr. Turk was Vice President of Sales at Avnera Corporation. Mr. Turk also served 20 years in sales and operations with Cypress Semiconductor, including as Vice President of Worldwide Sales and Sales Operations from 2004 through 2006.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to explain the Compensation Committee’s philosophy for determining the compensation program for the Company’s CEO, Chief Financial Officer and the three other most highly compensated executive officers for fiscal year 2011 (the “Named Executive Officers”) and to discuss why and how the fiscal year 2011 compensation package for these executives was implemented. Following this discussion are tables that include compensation information for the Named Executive Officers. This analysis contains descriptions of various employee compensation and benefit plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans that are filed as exhibits to the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended March 26, 2011.

The Named Executive Officers for fiscal year 2011 are as follows:

•	Jason P. Rhode, President and Chief Executive Officer;

•	Thurman K. Case, Chief Financial Officer and Principal Accounting Officer;

•	Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division;

•	Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary; and

•	Thomas Stein, Vice President and General Manager, EXL Division.

As discussed above, the Compensation Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans.

General Philosophy. We provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company, and their contribution to that performance, through a mix of salary, equity, and non-equity incentive compensation. These opportunities are designed to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

We believe that payments under the compensation programs for our executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should balance the short- and long-term strategic goals and objectives of the Company and reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends on its ability to attract and retain qualified executives through the competitive compensation packages we offer to these individuals.

Targeted Overall Compensation. The Compensation Committee annually reviews and establishes each executive officer’s total compensation package. The Committee considers a broad range of facts and circumstances in setting executive compensation, including Company performance, individual performance, external pay practices of peer companies, the strategic importance of the executive’s position, as well as internal pay equity and the executive’s time in the position. The weight given to each of these factors by the Committee may differ from year to year, and among the individual executive officers. The Company’s executive pay program is heavily weighted toward company performance-based compensation that rewards achievement of short- and long-term corporate goals and objectives of the Company. In setting target compensation for the Company’s executives, the Compensation Committee seeks to strike a balance between providing compensation that is competitive with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation is coupled to Company performance, individual performance, and stock price appreciation.

Consideration of Risk. The Compensation Committee structures our executive compensation programs with an eye toward providing incentives to appropriately reward executives without undue risk taking. Our approach is similar for the compensation practices and polices applicable to all employees throughout the Company and, accordingly, we believe that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In general, we attempt to align our compensation programs with the long-term interests of the Company and its stockholders and mitigate the likelihood of inducing excessive risk-taking behavior. More specifically, we believe the following efforts help to mitigate the likelihood of inducing excessive risk-taking behavior:

•	The Compensation Committee hires an independent compensation consultant and uses market data, when available, to inform our focus on pay for performance.

•	The Company pays a mix of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price.

•	Our annual incentive programs are based on a mix of bottom-line objectives (i.e., operating profit goals) and top-line objectives (i.e., revenue growth) in order to avoid the risk of excessive focus on one goal or performance measure.

•	To prevent the risk that our annual incentive program pays bonuses despite weak short-term performance, no payout may occur without a threshold level of operating profit performance being met.

•	Our executive and leadership team annual incentive program payout is capped at a percentage of overall operating profit to prevent the risk of excessive payout of the Company’s operating profit.

•	Our executive and leadership team annual incentive program is further capped so that no participant may receive a payout of greater than 250% of the target payout to further prevent excessive payouts.

•	Long-term incentives are awarded in the form of equity that vests over a period of time, typically three or four years. The vesting period is intended to align the interests of executives with the long-term interests of stockholders and to provide an incentive for executives to remain with the Company.

•	Long-term incentives are typically granted annually so executives will have unvested awards that could decrease in value if our business is not managed with long-term goals in mind.

•	In calendar 2010, we began using a mixture of stock options and restricted stock units in order to create an overall long-term incentive package that aligns with stockholder interests, appropriately balances risk and performance, and provides competitive incentives for the purpose of executive retention.

Use of a Compensation Consultant. To support the Compensation Committee in fulfilling its duties, the Committee has hired independent consultants in the field of executive compensation to assist with its design and evaluation of CEO, executive officer, and director compensation. Pursuant to the Compensation Committee’s charter, the Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. During fiscal year 2011, the Compensation Committee retained DolmatConnell & Partners, Inc. (“DolmatConnell”) to provide executive and director compensation consulting services. At the direction of the Compensation Committee, DolmatConnell performed a comprehensive review of the CEO’s and other executive officers’ compensation. In addition to a complete review of executive compensation, DolmatConnell reviewed and proposed a compensation peer group to use for purposes of benchmarking executive and director compensation. DolmatConnell further reviewed the Company’s annual incentive plan and provided analysis of management’s recommendations in setting the performance criteria under the plan for fiscal year 2011. During the year, DolmatConnell also reviewed and provided guidance regarding the Company’s long-term incentive program and associated equity grant guidelines. In order to maintain its independence from management,

DolmatConnell maintains a direct reporting relationship with the Compensation Committee and does not perform any other services for the Company.

Benchmarking Information. To aid in the Committee’s annual executive compensation review, DolmatConnell completed a comparative review of the Company’s executive compensation programs based on competitive information from Radford Surveys, considering compensation survey data specific to companies in the semiconductor industry with revenues less than $1 billion per year (the “Survey Group”), and data from the proxy statements of particular companies that are considered comparable to the Company (the “Proxy Group”). The Proxy Group generally consists of public companies in the semiconductor industry that are similar in size (as measured by revenue and market capitalization) and share common characteristics with the Company, including location and similarity of business model and product lines. In determining the Proxy Group, the Committee also considered whether a proposed peer was historically in the Company’s peer group in order to maintain some consistency in the executive compensation analysis on a year-over-year basis. Finally, the Committee also considered the likelihood that the Company would compete with the other company for executive talent when selecting the companies for the Proxy Group.

In the spring of 2010, based on these criteria, DolmatConnell analyzed the Company’s compensation peer group and recommended several changes. After reviewing DolmatConnell’s recommendations, the Committee adopted the following group of 14 companies for its Proxy Group: Actel Corp.; Applied Micro Circuits Corp.; Conexant Systems, Inc.; Hittite Microwave Corp.; Integrated Silicon Solutions, Inc.; Micrel, Inc.; Monolithic Power Systems, Inc.; Pericom Semiconductor Corp.; Power Integrations, Inc.; Semtech Corp.; Silicon Image, Inc.; Silicon Laboratories, Inc.; Standard Microsystems Corp.; and Supertex, Inc.

From the data derived from the Survey Group and the Proxy Group, DolmatConnell developed market composite data for each executive officer reflecting a blend of the data from each group (the “Market Composite Data”). In some cases, Proxy Group data was not available for an executive and DolmatConnell’s recommendations were based solely on Survey Group data. The Committee examined this compensation data along with DolmatConnell’s recommendations and set each individual’s executive compensation, including each Named Executive Officer’s compensation, with the intent of establishing competitive compensation levels.

Elements of Compensation and Target Market Positioning. Each executive officer’s compensation package is comprised of the following elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual non-equity performance awards tied to the Company’s achievement of performance goals, (iii) long-term incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders, (iv) other benefits, including a 401(k) plan and medical, vision, and dental plans, and (v) post-employment compensation. Each of the elements of compensation is discussed in-depth directly below in the section of this proxy statement entitled “Executive Compensation Review for Fiscal Year 2011.”

In general, we have attempted to establish a strong relationship between total cash compensation, our performance, and individual executive performance, by targeting base salaries at approximately the 50th percentile compared to the Market Composite Data, and by providing additional incentive opportunities so that the target total cash compensation (salary plus target annual cash incentive compensation) approaches the 50th percentile levels, with the potential to earn in the 75th percentile level or more for higher levels of performance. The Company also provides additional long-term incentives in the form of equity grants so that an executive’s total direct compensation is targeted at the 50th percentile level (i.e., the size of the equity grant is a function of the difference between the 50th percentile total direct compensation and the 50th percentile total cash compensation). These percentages are intended as guidelines for evaluating each executive officer’s compensation and are not applied on a formulaic basis. The Compensation Committee exercises sole discretion over each executive officer’s total compensation package.

Executive officers may also receive 401(k) retirement and health and welfare benefits that are generally available to all employees of the Company. In addition, executive officers are also eligible to receive certain severance benefits upon termination of their employment other than for cause, as further described in the sections of this proxy statement entitled “Post-Employment Compensation” and “Potential Payments upon a Termination or Change of Control.”

Executive Compensation Review for Fiscal Year 2011. Our Compensation Committee annually reviews our executives’ compensation at a regularly scheduled Committee meeting in September. At that time, the Committee also reviews the Company’s performance as compared to the Proxy Group. As part of the review, the Committee considers any changes to an executive’s base salary or annual performance awards. The Committee further considers any annual equity grants to executives. The timing of the annual executive compensation review and any proposed equity grants is aligned with the Company’s annual grant of equity to our key employees, which occurs in October each year.

Company Performance
For the 12-month period preceding the Company’s annual review of executive compensation in September 2010, the Company delivered strong results and exceeded our own internal expectations for that period of time. The Company was able to deliver these financial results for its stockholders despite the persistence of a challenging economic environment. As compared to the Proxy Group over the same time period, the Company’s total stockholder return, revenue growth, net income margin, and earnings per share growth were positioned above the 75th percentile. Over the previous three-year period, the Company’s performance, on average, was approximately at the 50th percentile of the Proxy Group’s performance.

Base Salary
The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within the Survey Group and Proxy Group, to reflect each individual’s personal performance during the year, to take into consideration the individual’s responsibilities within the Company, and to be consistent with our internal salary alignment. The relative weight given to each factor varies with each executive and is within the discretion of the Compensation Committee. In setting base salaries, the Compensation Committee reviews (i) the Market Composite Data; (ii) recommendations from Dr. Rhode, the Company’s CEO; and (iii) the executive officer’s personal performance for the year. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers. The Committee utilizes a largely discretionary approach for determining any changes to an individual executive officer’s base salary and looks collectively at all of these factors. Ultimately, the Committee’s decision to adjust any executive officer’s base salary is subjective and made in the sole discretion of the Committee.

In September 2010, the Committee increased Dr. Rhode’s annual base salary from $390,000 (slightly below the 50th percentile of the Market Composite Data for Chief Executive Officers) to $430,000 (slightly above the 50th percentile of the Market Composite Data for Chief Executive Officers). The Committee decided to increase Dr. Rhode’s salary based on the Company’s performance in the previous 12 months and the competitive market base salary for positions of similar scope and responsibility. The increase became effective as of October 1, 2010.

At its meeting in September 2010, the Compensation Committee also reviewed the compensation of its other executive officers, including the Company’s Named Executive Officers as defined in Regulation S-K, Item 402(a)(3) and shown in the Summary of Executive Compensation table on page 35. Based on this review, the Committee concluded that the base salary levels of our executive officers were positioned, on average, at the market 25th percentile — below the stated goal of approximating market median. In light of the lower overall market positioning of salaries and the recent financial performance of the Company, the Compensation Committee increased the overall base salaries of its executive officers, excluding Dr. Rhode, by an aggregate of 5% from the previous year. In general, these increases were intended to recognize the performance of certain executive officers during the previous year and to increase certain executive officers’ base salaries toward the 50th percentile of base salary levels of executives in similar positions at comparable companies.

The Committee also decided to award one-time discretionary bonuses to certain Named Executive Officers in an effort to maintain individual executive officers’ salaries at or near the 50th percentile compared to comparable positions at peer companies, while at the same time recognizing the individual executive officers’ responsibilities and contributions to the Company’s performance during the prior twelve (12) months. In particular, Mr. Anderson received a $13,750 discretionary bonus in lieu of an annual base salary increase. And Mr. Thomas received an $8,750 discretionary bonus in addition to an annual base salary increase of $5,500 per year.

Annual Performance Awards
Other than our Vice President, Worldwide Sales, who participated in a sales commission plan, our executives participated in the Company’s 2007 Management and Key Individual Contributor Incentive Plan (the “Incentive Plan”) during fiscal year 2011. The Incentive Plan is designed to provide employees who are in management or leadership positions in the Company, or who are key individual contributors whose efforts potentially have a material impact on the Company’s performance, with incentives to improve the Company’s performance through the achievement of financial goals.

Pursuant to the Incentive Plan, participants (including the Company’s CEO, CFO, and the other currently employed Named Executive Officers) are eligible for semi-annual cash bonus payments. The Incentive Plan sets our CEO’s target bonus for each semi-annual period at 37.5% of his annual base salary, and certain other executive officers’ target bonuses for each semi-annual period, including our CFO and other Named Executive Officers, at 25% of their annual base salary. Payments are determined based on the achievement of certain internal company performance goals for operating profit margin and revenue growth, which are set by the Company’s Compensation Committee prior to the commencement of each semi-annual period. For purposes of the Incentive Plan, “Operating Profit Margin” is defined as the Company’s consolidated GAAP operating income excluding Incentive Plan and other bonus accruals and any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, deferred tax adjustments, asset write-offs, write-downs, and impairment charges, and such other items as the Compensation Committee may determine in its sole discretion.

These performance goals are designed to balance short- and long-term financial and strategic objectives for building stockholder value and are further based on a review of the operating results of other peer companies. The Committee sets these goals so that participants will achieve their target bonuses if the Company’s long-term Operating Profit Margin and revenue growth goals are achieved during the measurement period. As originally designed, the long-term Operating Profit Margin and revenue growth goals were intended by the Committee to be based on the Company’s long-term strategic plan, not the Company’s annual operating plan. The Incentive Plan further provides that no payments may be made unless certain Operating Profit Margin thresholds are met. As opposed to the targets for the Incentive Plan, the Committee has typically set the thresholds for payouts based at least in part on a review of the Company’s annual operating plan along with current economic and market conditions.

In determining the amount of a bonus payment for an individual participant, the Plan provides that the Committee will set forth a formula for each Plan Cycle for determining the pay-out percentage (the “Incentive Plan Pay-Out Percentage”) based on the actual performance of the Company relative to its performance goals. The Incentive Plan further provides that payments may exceed the target payouts when the Company’s financial performance exceeds the achievement of those performance goals. Payments under the Incentive Plan may not exceed 250% of a participant’s target bonus for any applicable payout period, and are further subject to the Company’s cap on total payments under the Company’s variable compensation plans described further below.

If a participant’s employment with the Company is terminated by reason of death, disability, or termination by the Company without cause during a performance period, then that participant will still receive the same payment under the Incentive Plan that he would have received if he were still employed on the last day of the semi-annual performance period, but such amount will be prorated based on the number of calendar days that the participant was employed with the Company during such performance period. If, in the event of a change of control of the Company, the Incentive Plan is not assumed or replaced with a comparable plan by the Company’s successor, each participant under the Incentive Plan will receive a pro rata cash payment for their target bonus, based upon the number of calendar days completed in the current semi-annual period, multiplied by an Incentive Plan pay-out percentage of 100%. For more information, please see the section of the proxy entitled “Potential Payments Upon a Termination or Change of Control.”

In addition to the individual participant’s payout cap, the Committee also has set an overall cap on total payments under the Company’s variable compensation plans (including the Incentive Plan) to 12% of the Company’s non-GAAP operating profit. The Committee instituted a cap in fiscal year 2010 because it determined that the proposed targets and thresholds under the Inventive Plan created a risk that a large percentage of the Company’s operating profit for the period could be paid out as bonuses if the revenue growth of the Company continued to increase as anticipated. The Committee set the cap at 12% based on its desire to provide a reasonable payout for performance to the Company’s performance targets while maintaining a reasonable cap on payouts under all of the Company’s variable compensation plans.

For the first semi-annual performance period in fiscal year 2011, the performance targets were set such that a participant would receive 100% of his or her target bonus if the Company achieved an Operating Profit Margin of 15% and annual revenue growth of 15% during the semi-annual period. Specifically, the formula for determining the Incentive Plan Pay-Out Percentage was set by the Committee as follows:

(1)	An operating profit payout percentage is determined based on the Company’s Operating Profit Margin for the performance period. If the Company fails to achieve a threshold Operating Profit Margin of 10%, then no bonuses would be paid to the CEO or executive officers.

(2)	At the threshold Operating Profit Margin of 10%, the operating profit payout percentage would be 25%. At the target Operating Profit Margin of 15%, the operating profit payout percentage would be 100%. For Operating Profit Margin performance by the Company between the threshold of 10% and the target of 15%, the operating profit percentage payout would be determined by using straight-line interpolation between the threshold and target points. For example, if the Company achieved an Operating Profit Margin of 13%, the operating profit payout percentage would be calculated as 70% (25% + (3/5 x 75%)).

(3)	For performance above the target Operating Profit Margin of 15%, the operating profit payout percentage would increase linearly by 10% for each percentage point of Operating Profit Margin in excess of 15%. For example, if the Company achieved an Operating Profit Margin of 20%, the operating profit payout percentage would be calculated as 150% (100% + (5 x 10%)).

(4)	Once the operating profit payout percentage is determined, the Incentive Plan Pay-out Percentage is calculated by multiplying the operating profit payout percentage by a revenue growth multiplier.

(5)	For the first semi-annual period of fiscal year 2011, the revenue growth multiplier was set at 50% for revenue growth below 5% and 100% for target revenue growth of 15%. For revenue growth performance between 5% and 15%, the revenue growth multiplier would be determined using straight-line interpolation between these points. For example, if the

Company achieved 10% revenue growth during the period, the revenue growth multiplier would be calculated as 75% (50% + (5/10 x 50%).

(6)	For performance levels above the target revenue growth of 15%, the revenue growth multiplier would increase linearly by 5% for each percentage point of revenue growth in excess of 15%. For example, if the Company achieved annual revenue growth of 20% in the relevant period, the revenue growth multiplier would be calculated as 125% (100% + (5% x 5)).

As a result of the Company’s performance in the first half of the fiscal year, executive officers, including our CEO, CFO, and Named Executive Officers, earned payments of 250% of each individual’s target bonus for the semi-annual period.

For the second semi-annual performance period in fiscal year 2011, the Committee increased the Operating Profit Margin targets for executive officers to 20% — consistent with the Company’s long-term strategic plan. The Committee maintained the revenue growth multiplier at 50% for revenue growth during the period below 5%, and 100% for target revenue growth of 15%. As a result of the Company’s performance in the second semi-annual performance period, executive officers, including our CEO, CFO, and Named Executive Officers, earned payments of approximately 227% of each individual’s target bonus for the semi-annual period.

The following table summarizes the thresholds, targets, and actual performance and payouts under the Company’s Incentive Plan since its inception during fiscal year 2008:

	Threshold	Target		Cap			Incentive
	Operating	Operating	Target	(as % of	Operating	Company	Plan
	Profit	Profit	Revenue	operating	Profit	Revenue	Payout
Plan Cycle	Margin	Margin	Growth	profit)	Margin	Growth	Percentage
2HFY08	8%	10%	0%	N/A	5.00%	–3.0%	0%

1HFY09	10%	15%	10%	N/A	10.6%	3.1%	17.2%

2HFY09	10%	15%	10%	N/A	2.9%	–17.0%	0%

1HFY10	7%	15%	0-15%	N/A	4.4%	–4.0%	0%

2HFY10	7%	15%	15%	12%	20.0%	65.0%	133%

1HFY11	10%	15%	15%	12%	30.0%	95.9%	250%

2HFY11	10%	20%	15%	12%	25.0%	46.0%	227%

Long-Term Incentives
The Company provides long-term incentive opportunities through equity grants to motivate and reward executive officers for their contributions to achieving our business objectives by tying incentives to the performance of our stock over the long term. The use of equity further reinforces the link between the interests of our executive officers and our stockholders. Generally, equity grants are made annually by the Compensation Committee to each of the Company’s executive officers.

Historically, we used stock options because of our belief that there was a near universal expectation by employees and executives in our industry that they will receive stock option grants. Options have provided an effective compensation opportunity for companies, like ours, focused on growth. Option grants are designed to align the interests of our executive officers and employees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a defined period, contingent upon the officer’s continued employment with the Company. Accordingly, the options provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

In September 2010, the Committee followed DolmatConnell’s recommendation to move to a long-term incentive framework based on a grant structure of 50% stock options and 50% time-vested restricted stock units. The proposed mix is consistent with the Company’s Proxy Group practices in which stock options are commonly used with other full value awards with time or performance-based vesting. The recommendation to use time-vested restricted stock units was intended to balance the benefits of stock options with the executive retention and stockholder dilution benefits that restricted stock units provide. In particular, we believe that the use of time-based restricted stock units with a three-year cliff vest helps further our retention goals by encouraging our executive officers to remain with the Company and fully execute our long-term strategies, which generally take a number of years to be fully implemented and reflected in our financial performance. And because restricted stock unit grants are typically granted at a lower number of shares than an equivalent option grant, the dilutive impact of the grant as a whole is reduced by using a mix of these two types of equity.

The Company’s long-term incentive compensation philosophy is to grant awards to executive officers that position target total direct compensation at the market 50th percentile. Based on this philosophy, in September 2010, DolmatConnell recommended grant ranges based on the implied market long-term incentive compensation value, which was calculated by subtracting the market median target total cash compensation for an executive from the executive’s market median target total direct compensation. In addition to these suggested annual grant guidelines, the Compensation Committee also takes into account the number and current value of options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The Committee further considers the Company’s current equity burn rate and dilution in setting the amount of equity available for grant to executive officers. The size of the equity grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Committee utilizes a largely discretionary approach for determining the amount of equity awards awarded to an individual executive officer and looks collectively at all of these factors. Ultimately, the Committee’s decision with respect to the size of equity grants is subjective and made in the sole discretion of the Committee.

For fiscal year 2011, based on DolmatConnell’s recommendations and the other relevant factors summarized above, the Compensation Committee approved the award of a mix of options and restricted stock units to the Company’s executive officers in conjunction with the Company’s annual review of equity awards for all employees in September 2010. The relevant weight given to each of these factors used to determine the size of an executive officers’ grant varied from individual to individual. The equity grants were awarded on the Company’s Monthly Grant Date (as defined below) in October 2010. In general, the value of the equity grants for executives in fiscal year 2011, including the grants to Named Executive Officers, fell significantly above the recommended framework by DolmatConnell. The Committee determined that these awards were deserved based on the performance of the Company in the preceding twelve (12) months. The Committee further believed that the sizes of the grants were appropriate given the timing of the grant and the significant stock price appreciation the Company experienced in the months prior to the grant date.

Option Granting Practices and Timing
The Compensation Committee has implemented a process whereby new employee equity grants and special stock grants are granted and priced on the first Wednesday of each calendar month (the “Monthly Grant Date”). The purpose of this process is to minimize the administrative burdens that would be created with multiple monthly grant dates and to ensure that all required approvals are obtained on or before the Monthly Grant Date. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date will be the next regularly scheduled business day. The Compensation Committee does not have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information.

Other Benefits
All of our employees, including executive officers, are eligible to participate in Cirrus Logic’s benefit programs, including our 401(k) plan; medical, vision and dental plans; and certain other standard employee benefit plans. The Cirrus Logic, Inc. 401(k) Plan is a tax-qualified profit sharing and 401(k) plan. Under the plan, we match 50% of up to the first 6% of an employee’s pre-tax deferrals, subject to the IRS compensation limits.

Our CEO and other executive officers participate in the Cirrus Logic benefit programs to the same extent as all other salaried Cirrus Logic employees based in the United States. In addition to the benefits that are generally available to all of our salaried employees, we also reimburse up to $500 for an annual physical examination for each of our executive officers to the extent the physical examination is not covered under our standard health care plans.

Post-Employment Compensation
On July 26, 2007, after a review of other companies’ practices with respect to management severance plans, the Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”). The 2007 Severance Plan provides certain severance and other benefits to eligible executive officers (“Eligible Executives”), including our CEO and Named Executive Officers, whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The Plan became effective on October 1, 2007.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s termination of employment without cause, an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months for the Company’s CEO) following termination, and (ii) payment in full of a reasonable estimate of premiums for three months of continued health care coverage.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without cause or by the Eligible Executive for good reason within 12 months following a change in control, the Eligible Executive will be eligible to receive (in lieu of the benefits described above): (i) a lump sum payment equal to twelve months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive. In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a general release of all claims against the Company. Additional details and specific terms of the Severance Plan are set forth in the section of this proxy entitled “Potential Payments upon Termination or Change in Control.”

We continue to maintain a severance plan because we believe it is consistent with the practices of peer companies and helps ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times. The 2007 Severance Plan provides for “double-trigger” rather than “single-trigger” benefits in the event of a change in control. In other words, payments to an Eligible Executive are contingent upon an involuntarily termination following a change in control, which design is intended to provide a level of security to Eligible Executives negotiating a transaction to avoid any misalignment with the interests of our stockholders without resulting in a windfall to Eligible Executives who remain employed following such a transaction.

Role of Executive Officers in Establishing Compensation. Our Human Resources and Legal departments support the Compensation Committee in its work and in fulfilling various functions in administering our compensation programs. This support generally consists of assistance with providing Survey Group data, proposals of potential ranges of various components of compensation for executive officers, and information regarding available shares under the Company’s equity incentive plan. Regular meetings of our Compensation Committee are generally attended by our CEO, Vice President of Human Resources, and our General Counsel. Because each of the Company’s executive officers (other than the CEO) reports directly to the CEO, the Compensation Committee relies upon input and recommendations from the CEO in determining an executive officer’s compensation. The Compensation Committee considers and sets the compensation of the CEO when no members of management are present. In addition, no member of management is present while his or her specific compensation is being set or discussed.

Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to the CEO and any of the four most highly compensated officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based compensation. Under the Treasury Regulations corresponding to Section 162(m) of the Internal Revenue Code, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if it qualifies as “qualified performance-based compensation” within the meaning of Section 162(m).

It is the Committee’s objective, so long as it is reasonable and consistent with the Company’s overall business, compensation, and retention objectives, to endeavor to design executive officer compensation programs that keep executive compensation deductible for federal income tax purposes. We structured our 2006 Equity Incentive Plan with the intention that stock options and full value awards with performance-based vesting would qualify for tax deductibility. However, in order to maintain flexibility in the compensation program, other forms of equity such as restricted stock units are available that do not qualify for tax deductibility. In addition, although it is the Committee’s preference to keep executive compensation deductible for federal income tax purposes, our stockholders have not approved our Incentive Plan, or the performance goals under our Incentive Plan. Therefore, we expect that any payments under the Incentive Plan will not qualify as “performance-based compensation” under 162(m).

In fiscal year 2011, the Company had a tax deduction disallowance under Section 162(m) of approximately $2.5 million. This disallowance was the result of options exercised by covered employees during the year. These options were granted prior to the adoption of the 2006 Equity Incentive Plan from plans that did not qualify as performance-based compensation under Section 162(m).

Section 280G of the Internal Revenue Code disallows the deduction of any “excess parachute payment” paid in connection with certain events. A portion of amounts payable under the 2007 Severance Plan constitute “excess parachute payments.” Accordingly, the 2007 Severance Plan provides for a modified 280G cut back pursuant to which payments and benefits under the 2007 Severance Plan will be reduced in the event such reduction produces a greater after-tax benefit to the executive. See “Potential Payments Upon Termination or Change of Control” at page 39.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board currently consists of Messrs. Carter, Dehne, and Smith. None of these directors has ever been an officer or employee of the Company.

None of our executive officers have ever served as a member of the board of directors or the compensation committee of another entity that has or has had, at the time of his service or during the same fiscal year, one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Timothy R. Dehne, Chairman
John C. Carter
Robert H. Smith

SUMMARY OF EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation awarded to, earned by, or paid to the following executive officers (“Named Executive Officers”): the Company’s CEO, CFO, and each of the three other most highly compensated executive officers of the Company for the fiscal year ended March 26, 2011. The table sets forth compensation for services rendered by the Named Executive Officers for the fiscal years ended March 26, 2011; March 27, 2010; and March 28, 2009.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards (1)	Awards (1)	Compensation (2)	Compensation		Total
Position	Year	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)
Jason P. Rhode,	2011	$408,616	$—	$609,375	$1,347,530	$736,500	$8,316	(3)	$3,110,337
President and Chief	2010	390,000	—	—	1,093,712	193,971	23,101	(4)	1,700,784
Executive Officer	2009	364,192	—	—	770,868	25,170	7,748	(5)	1,167,978

Thurman K. Case, Chief	2011	$250,701	$—	$203,125	$246,595	$301,044	$9,083	(6)	$1,010,548
Financial Officer and	2010	245,000	—	—	204,160	81,236	8,588	(7)	538,984
Principal Accounting Officer	2009	237,962	—	—	145,468	10,541	8,177	(8)	402,148

Scott A. Anderson,	2011	$275,000	$13,750 (9)	$284,375	$352,216	$330,000	$2,692	(10)	$1,258,033
Senior Vice President and	2010	275,000	—	—	262,491	91,183	3,381	(11)	632,055
General Manager,	2009	275,000	—	—	197,836	11,832	4,020	(12)	488,688
Mixed-Signal Audio Division

Gregory S. Thomas, Vice	2011	$277,560	$8,750 (9)	$260,000	$322,356	$333,163	$8,410	(13)	$1,210,239
President, General Counsel	2010	275,000	—	—	262,491	91,183	25,210	(14)	653,884
and Corporate Secretary	2009	275,000	—	—	197,836	11,832	7,500	(15)	492,168

Thomas Stein, Vice	2011	$219,773	$—	$227,500	$276,103	$264,075	$6,015	(17)	$993,466
President and General Manager, EXL Division (16)

(1)	The amounts reflected in the “Stock Awards” and “Option Awards” columns show amounts that do not reflect compensation actually received by the Named Executive Officer, but represent the aggregate grant date fair value of all equity granted in fiscal year 2011 and previous fiscal years as determined pursuant to FASB ASC Topic 718. The assumptions underlying the calculation under FASB ASC Topic 718 are discussed under Note 13, Stockholders’ Equity, in our Form 10-K for the fiscal year ended March 26, 2011.
(2)	This column shows amounts earned under the Company’s 2007 Management and Key Individual Contributor Incentive Plan, which is described in further detail in the “Compensation Discussion and Analysis — Annual Performance Awards” section of these proxy materials.
(3)	This amount includes $7,534 in matched contributions under our 401(k) plan, $660 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, and $121 in tax gross ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(4)	This amount includes $7,350 in matched contributions under our 401(k) plan, $609 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, $28 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan, and $15,114 in payment for accrued vacation made in association with changes made to the Company’s vacation policy.
(5)	This amount includes $7,154 in matched contributions under our 401(k) plan and $594 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode.
(6)	This amount includes $7,477 in matched contributions under our 401(k) plan, $1,504 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $102 in tax gross ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(7)	This amount includes $7,350 in matched contributions under our 401(k) plan, $1,215 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $23 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan.
(8)	This amount includes $7,004 in matched contributions under our 401(k) plan and $1,173 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case.
(9)	This amount was awarded as a discretionary bonus in lieu of an annual base salary increase as described in further detail in the “Compensation Discussion and Analysis — Base Salary” section of these proxy materials.
(10)	This amount reflects the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Anderson, and $112 in tax gross ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(11)	This amount includes $775 in opt-out payments associated with opting out of the Company’s medical plan, $2,580 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Anderson, and $26 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan.
(12)	This amount includes $2,580 in opt-out payments associated with opting out of the Company’s medical plan, and $1,440 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Anderson.
(13)	This amount includes $7,388 in matched contributions under our 401(k) plan, $909 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas, and $113 in tax gross ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(14)	This amount includes $7,350 in matched contributions under our 401(k) plan, $669 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas, $25 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan, and $17,165 in payment for accrued vacation made in association with changes made to the Company’s vacation policy.
(15)	This amount includes $6,900 in matched contributions under our 401(k) plan and $600 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas.
(16)	Mr. Stein was appointed Vice President and General Manager, EXL Division, on September 10, 2008.
(17)	This amount includes $5,494 in matched contributions under our 401(k) plan, $432 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Stein, and $89 in tax gross ups paid to all employees of the Company with respect to the Company’s long-term disability plan.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 26, 2011, to the Named Executive Officers. All of the restricted stock units and stock options reflected in the table were granted under our 2006 Equity Incentive Plan. Each stock option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. Unless noted, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of our common stock on the date of grant. The restricted stock unit awards will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date. Holders of restricted stock unit awards are not entitled to receive any dividends or dividend equivalents with respect to outstanding restricted stock units. Special accelerated vesting provisions applicable to the equity awards upon a Named Executive Officer’s termination of employment or upon a change of control are described below under “Potential Payments Upon Termination or Change of Control.”

The amounts reflected in the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” set forth potential payouts under the Company’s 2007 Management and Key Individual Contributor Incentive Plan, which is described further at page 28.

									Grant
			Estimated Future Payouts Under						Date
Name	Grant	Approval	Non-Equity			All Other	All Other	Exercise or	Fair
	Date (1)	Date	Incentive Plan Awards			Stock	Option	Base Price	Value
						Awards:	Awards:	of Option	of Stock
						Number of	Number of	Awards	and Option
						Shares of	Securities	($/Sh)	Awards (2)
						Stock or	Underlying
			Threshold (3)	Target	Maximum	Units	Options
			($)	($)	($)	(#)	(#)
(a)	(b)		(c)	(d)	(e)	(i)	(j)	(k)	(1)
Jason P. Rhode,	10/6/2010	10/1/2010				37,500		$16.25	$609,375
President and Chief	10/6/2010	10/1/2010					135,000	$16.25	1,347,530
Executive Officer			$80,625	$322,500	$806,250

Thurman K. Case,	10/6/2010	10/1/2010				12,500		$16.25	$203,125
Chief Financial	10/6/2010	10/1/2010					25,000	$16.25	246,595
Officer and Principal Accounting Officer			$32,156	$128,625	$321,563

Scott A. Anderson,	10/6/2010	10/1/2010				17,500		$16.25	$284,375
Senior Vice President and	10/6/2010	10/1/2010					35,000	$16.25	352,216
General Manager, Mixed-Signal Audio Division			$34,375	$137,500	$343,750

Gregory S. Thomas,	10/6/2010	10/1/2010				16,000		$16.25	$260,000
Vice President, General	10/6/2010	10/1/2010					32,000	$16.25	322,356
Counsel and Corporate Secretary			$35,062	$140,250	$350,625

Thomas Stein, Vice	10/6/2010	10/1/2010				14,000		$16.25	$227,500
President and General	10/6/2010	10/1/2010					28,000	$16.25	276,103
Manager, EXL Division			$28,875	$115,500	$288,750

(1)	The Company’s policy is to grant employee equity awards on the first Wednesday of the month (the “Monthly Grant Date”) after the Company’s Compensation Committee approves the grant. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date is the next regularly scheduled business day when the Company and Nasdaq are open for business.
(2)	This amount represents the aggregate grant date fair value of the equity award computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions underlying the calculation under FASB ASC Topic 718 are discussed under Note 13, Stockholders’ Equity, in the Company’s Form 10-K for the fiscal year ended March 26, 2011.
(3)	Payments may be paid only if Operating Profit Margin thresholds are achieved pursuant to the Company’s 2007 Management and Key Individual Contributor Incentive Plan (as described further at page 28). No payments may be paid under the plan if the Operating Profit Margin thresholds are not achieved.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity award holdings held by our Named Executive Officers as of March 26, 2011.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock
	Options	Options	Exercise	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable (1)	Price	Date	Vested (3)	Vested (4)
	(#)	(#)	($)		(#)	($)

(a)	(b)	(c)	(e)	(f)	(g)	(h)

Jason P. Rhode,	2,833	-	$15.30	8/15/2011

President and Chief	2,408	-	$14.33	2/21/2012

Executive Officer	10,000	-	$17.15	4/3/2012

	15,000	-	$6.97	10/24/2013

	80,000	-	$8.06	3/1/2016

	304,687	20,313	$7.87	6/6/2017

	5,522	104,897	$5.25	10/1/2018

	70,310	244,690	$5.55	10/7/2019

	-	135,000	$16.25	10/6/2020	37,500	$793,500

Thurman K. Case,	27,159 (2)	-	$3.40	6/23/2013

Chief Financial Officer,	25,000	-	$4.58	3/2/2015

and Principal	2,084	-	$8.41	3/7/2017

Accounting Officer	28,867	10,939	$6.51	10/3/2017

	30,207	19,793	$5.25	10/1/2018

	24,791	45,209	$5.55	10/7/2019

	-	25,000	$16.25	10/6/2020	12,500	$264,500

Scott A. Anderson,	46,665	33,335	$5.67	11/7/2017

Senior Vice President and	41,083	26,917	$5.25	10/1/2018

General Manager, Mixed-	31,875	58,125	$5.55	10/7/2019

Signal Audio Division	-	35,000	$16.25	10/6/2020	17,500	$370,300

Gregory S. Thomas,	80,000	-	$8.06	3/1/2016

Vice President,	64,062	10,938	$6.51	10/3/2017

General Counsel	2,834	26,918	$5.25	10/1/2018

and Corporate Secretary	23,858	66,142	$5.55	10/7/2019

	-	32,000	$16.25	10/6/2020	16,000	$338,560

Thomas Stein,	105	-	$6.56	8/2/2016

Vice President and	2,500	2,188	$6.51	10/3/2017

General Manager,	833	1,563	$6.63	6/4/2018

EXL Division	32,007	29,688	$5.25	10/1/2018

	24,791	45,209	$5.55	10/7/2019

	-	28,000	$16.25	10/6/2020	14,000	$296,240

(1) Unless otherwise noted within this table, all options vest over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date, and 1/36 of the remaining options vesting on a monthly basis over the following three years.

(2) Options granted on June 23, 2003 to Mr. Case vested over four years, with cliff vesting for 20% of the options on the six-month anniversary of the grant date, cliff vesting for 20% of the options on the 12-month anniversary of the grant date, and 1/36 of the remaining options vesting on a monthly basis over the following three years.

(3) All restricted stock unit awards vest for 100% of the shares underlying the award on the third anniversary of the grant date.

(4) The market value of unvested restricted stock units shown in this column (h) is calculated by multiplying the number of units reported in column (g) by the closing price of our common stock on March 25, 2011 (the last trading day of fiscal year 2011), which was $21.16.

Options Exercised and Stock Vested
The following table provides information on the value realized by each Named Executive Officer as a result of options that were exercised during the Company’s 2011 fiscal year. No stock awards vested for our Named Executive Officers during fiscal year 2011.

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise (1)
	(#)	($)
(a)	(b)	(c)
Jason P. Rhode, President and Chief Executive Officer	344,581	$4,636,772

Thurman K. Case, Chief Financial Officer and Principal Accounting Officer	138,110	$1,775,591

Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	120,000	$1,855,068

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	220,631	$2,337,378

Thomas Stein, Vice President and General Manager, EXL Division	42,440	$482,389

(1)	The value realized on the exercise of option awards is computed by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

Pension Benefits and Nonqualified Deferred Compensation
The Company does not sponsor or maintain either a defined benefit pension plan or a nonqualified deferred compensation plan for the benefit of its executive officers.

Potential Payments upon Termination or Change of Control.
The Company does not maintain individual employment, severance, or change of control agreements with the Named Executive Officers; however, on July 26, 2007, our Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”) providing certain benefits to individuals employed by the Company and its subsidiaries at the level of Chief Executive Officer and Vice President or above and reporting directly to the Chief

Executive Officer (“Eligible Executives”) in the event that an executive is involuntarily terminated other than for cause or whose employment terminates following a change of control of the Company. The Plan became effective on October 1, 2007. Each of our Named Executive Officers would be considered Eligible Executives under the 2007 Severance Plan.

The Company maintains the 2007 Severance Plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination other than for “cause,” an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to 6 months (up to 12 months for the Company’s Chief Executive Officer) following termination, and (ii) payment in full of a reasonable estimate of COBRA premiums for three (3) months.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without “cause” or by the Eligible Executive for “good reason” within 12 months following a “change in control,” the Eligible Executive will be eligible to receive: (i) a lump sum payment equal to twelve (12) months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve (12) months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

For purposes of the 2007 Severance Plan, the term “cause” means (i) gross negligence or willful misconduct in the performance of an executive officer’s duties; (ii) a material and willful violation of any federal or state law that if made public would injure the business or reputation of the Company; (iii) a refusal or willful failure to comply with any specific lawful direction or order of the Company or the material policies and procedures of the Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) a conviction (including a plea of nolo contendere ) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if the executive officer were to continue to be retained as an employee of the Company; or (v) a substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same position and having similar duties as the executive officer. The term “good reason” means: (i) without the executive officer’s express written consent, a material reduction of the executive officer’s duties, authority, or responsibilities relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of an executive officer as in effect immediately prior to such reduction; or (iii) the relocation of an executive officer’s principal work location to a facility or a location more than fifty (50) miles from executive officer’s then present principal work location. “Good reason” shall not exist unless the executive officer provides written notice of the circumstances alleged to give rise to good reason within thirty (30) days of their occurrence and the Company (or our successor) fails to cure such circumstances within thirty (30) days.

For purposes of the 2007 Severance Plan, the term “change of control” means the occurrence of one or more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation, and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Common Stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive. If any payment or benefit under the 2007 Severance Plan would be a parachute payment (within the meaning of Section 280G of the Internal Revenue Code) and would therefore result in the imposition of an excise tax, an Eligible Executive’s payments and benefits will not exceed the amount that produces the greatest after-tax benefit to the executive.

In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company.

In addition, a participant in the Company’s 2007 Management and Key Individual Contributors Incentive Plan (the “Incentive Plan”), as described further in the Compensation Discussion and Analysis of this proxy, may also receive payments upon termination of employment or a change of control. Pursuant to the Incentive Plan, a participant, including each of the Named Executive Officers, must be continuously employed through the last day of the applicable plan cycle and through the date that cash bonuses under the Incentive Plan for such plan cycle are actually paid. However, participants whose employment terminates under certain circumstances (such as without “cause” or due to death or “disability”) during a plan cycle will be eligible to receive a pro rata cash bonus payment based on the number of days the participant was employed during that plan cycle and our actual performance during the plan cycle. The pro rata bonus amount will be paid to the terminated participant on or before the 15th day of the third month after the later of (i) the last day of the calendar year in which the termination occurred or (ii) the last day of our taxable year in which the termination occurred. In addition, if a change of control occurs and our successor does not assume the Incentive Plan, each participant will receive a pro rata cash bonus payment based on the number of calendar days completed in the current plan cycle multiplied by an incentive plan pay-out percentage of 100 percent. Any such payment will be made in a lump sum in cash within ten (10) days of the change of control.

For purposes of the Incentive Plan, the term “cause” means (i) gross negligence or willful misconduct in the performance of a participant’s duties to us after one written warning detailing the concerns and offering the participant opportunities to cure, (ii) material and willful violation of any federal or state law, (iii) commission of any act of fraud with respect to us, (iv) conviction of a felony or any crime causing material harm to our standing and reputation, or (v) intentional and improper disclosure of our confidential or proprietary information. The term “disability” means total and permanent disability as defined in accordance with our long term disability plan.

For purposes of the Incentive Plan, the term “change in control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of our assets to any person, entity or group of persons acting in concert, (ii) any person (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities, or (iii) a merger or consolidation of us with any other corporation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or party outstanding immediately after such merger or consolidation).

The discussion and tables below disclose the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination of employment and/or in the event we undergo a change in control. The amounts disclosed assume that such termination and/or the occurrence of such change of control was effective as of March 26, 2011. The amounts below have been calculated using numerous other assumptions that we believe to be reasonable and include amounts earned through March 26, 2011, and estimates to the amounts that would be paid out to the Named Executive Officers upon their respective terminations and/or upon the occurrence of a change of control. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

The estimated amount of compensation payable to each of our Named Executive Officers pursuant to the 2007 Severance Plan and the Incentive Plan in the event of involuntary termination other than for cause, or due to the executive’s death or disability, is set forth in the table below:

			Cash Bonus
		Health Benefits	Under
Name	Salary Continuation(1)	(up to 3 months)(2)	Incentive Plan(3)	Total

Jason P. Rhode, President and Chief Executive Officer	$430,000	$1,287	$366,038	$797,325

Thurman K. Case, Chief Financial Officer and Principal Accounting Officer	$128,625	$4,511	$145,989	$279,126

Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	$137,500	$2,811	$156,063	$296,374

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$140,250	$4,133	$159,184	$303,567

Thomas Stein, Vice President and General Manager, EXL Division	$115,500	$4,133	$131,093	$250,726

(1)	The salary continuation payment for the Chief Executive Officer represents twelve months of his base salary as in effect on March 26, 2011; for all other Named Executive Officers, the amount is based on six months of base salary as in effect on March 26, 2011.
(2)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the three-month period payable by the Company.
(3)	The cash bonus under the incentive plan represents the amount that was actually paid under the Company’s Incentive Plan for the period ending on March 26, 2011.

The estimated amount of compensation payable to each of our Named Executive Officers pursuant to the 2007 Severance Plan in the event of termination following a change of control, other than for cause, is set forth in the table below. The possible application of any cutback required under the 2007 Severance Plan due to Section 280G of the Internal Revenue Code has not been included in these calculations:

		Accelerated
		Vesting		Cash Bonus
	Salary	of	Health	Under
Name	Continuation	Unvested Equity(1)	Benefits(2)	Incentive Plan	Total

Jason P. Rhode, President and Chief Executive Officer	$430,000	$8,484,883	$5,150	$161,250	$9,081,283

Thurman K. Case, Chief Financial Officer and Principal Accounting Officer	$257,250	$1,789,344	$18,045	$64,313	$2,128,951

Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	$275,000	$2,700,779	$11,245	$68,750	$3,055,773

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$280,500	$2,422,025	$16,532	$70,125	$2,789,182

Thomas Stein, Vice President and General Manager, EXL Division	$231,000	$1,911,235	$16,532	$57,750	$2,216,517

(1)	The valuation of accelerated vesting is based on: (1) the intrinsic value of the options subject to accelerated vesting plus the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing price of our common stock on March 25, 2011, which was $21.16, and (2) the value of the restricted stock units subject to accelerated vesting based on that same closing price.
(2)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 12-month period payable by the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants, and rights under all of the Company’s existing equity compensation plans as of March 26, 2011, including the 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, the 2002 Stock Option Plan, the 2006 Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan (in thousands, except per share amounts):

	(A)		(C)
	Number of	(B)	Number of securities
	Securities to be	Weighted-average	remaining available for
	issued upon exercise	exercise price of	future issuance under equity
	of outstanding	outstanding	compensation plans (except
	options, warrants,	options, warrants,	securities reflected in
	and rights	and rights	column (A))

Equity compensation plans approved by security holders (1)	6,335	$7.50	8,175(2)
Equity compensation plans not approved by security holders(3)	465	$6.01	—

Total	6,801	$7.40	8,175

(1)	The Company’s stockholders have approved the Company’s 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, and the 2006 Stock Incentive Plan. The following plans were assumed by the Company at the time of acquisition, and Cirrus Logic stockholder approval was not required for these plans or their respective outstanding grants, as they were approved by the acquired companies’ stockholders: the Stream Machine Company 1996 Stock Plan and the Stream Machine Company non-statutory stock option grants made outside of a plan.
(2)	Our Board discontinued all future grants under the option plans that we assumed in connection with our past acquisitions; as a result, shares under these plans have not been included in the total shares remaining available for future issuance. As of March 26, 2011, the Company was granting equity awards only under the 2006 Stock Incentive Plan. Approximately 348,999 shares have been deducted from the shares available for future issuance under the 2006 Stock Incentive Plan due to a 1.5 full value award multiplier applied to restricted stock awards and restricted stock units granted pursuant to the plan.
(3)	In August 2002, the Board approved the 2002 Stock Option Plan, which permits awards of fair market value stock options to non-executive employees. As of July 2006, when our stockholders approved the adoption of the 2006 Stock Incentive Plan, we canceled all remaining options available for grant under the 2002 Stock Option plan.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the SEC, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our Web site at investor.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Sarbanes-Oxley Act of 2002 added provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. In 2004, Nasdaq also adopted, and the SEC approved, additional rules concerning audit committee structure, membership, authority, and responsibility. The Audit Committee amended and restated its charter in response to the Sarbanes-Oxley Act and the Nasdaq listing standards, and continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with other new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee serves an oversight role for the Board in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended March 26, 2011, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 26, 2011, as filed with the SEC.

Submitted by the Audit Committee of the Board:

Robert H. Smith, Chairman
John C. Carter
D. James Guzy

AUDIT AND NON-AUDIT FEES AND SERVICES

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2011 and 2010. All fees were pre-approved by the Company’s audit committee.

	2011	2010

Audit Fees	$391,420	$395,160
Audit-Related Fees	$0	$0
Tax Fees	$8,987	$10,043
All Other Fees	$0	$0

TOTAL	$400,407	$405,203

Audit Fees.  Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment of the operating effectiveness of internal control over financial reporting included in the Company’s annual report on Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Audit-related services generally include fees for accounting consultations and registration statements filed with the SEC.

Tax Fees.  Tax services include tax compliance services, technical tax advice, administrative fees, as well as certain expatriate services.

All Other Fees.  There were no other fees during fiscal year 2011 or 2010.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit, audit-related, and non-audit services provided by the Company’s independent registered public accounting firm.

For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval at the beginning of the fiscal year. A list of non-audit services and estimated budget for such services for the upcoming fiscal year shall be submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 shall be approved by the Audit Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification and Insurance.  Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Procedures for Review, Approval, and Ratification of Related Party Transactions.  The Board recognizes that Related Party Transactions (as defined below) can present conflicts of interest and questions as to whether transactions are in the best interests of the Company. Accordingly, the Board has documented and implemented certain procedures for the review, approval, or ratification of Related Party Transactions. Pursuant to these procedures, the Audit Committee must review, approve, or ratify any transactions with Related Parties (as defined below). When it is impractical to wait for a scheduled Audit Committee meeting, a proposed related-party transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Committee at the next Committee meeting.

This procedure seeks to ensure that Company decisions are based on the merits of the transaction and the interests of the Company and its stockholders. It is the Company’s preference to avoid Related Party Transactions but when, in the course of business, transactions with related parties are unavoidable, this procedure sets forth a methodology for considering a proposed Related Party Transaction. The standard to be applied when evaluating a proposed Related Party Transaction is whether such transactions are at arm’s length and on terms comparable to those terms provided to other unrelated entities in the marketplace.

For these purposes, a “Related Party” is any person who: (1) is, or at any time since the beginning of the company’s last fiscal year, was a director or executive officer of the Company or a nominee to become a director of the Company; (2) is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) is an immediate family member of any of the foregoing persons of the director, executive officer, nominee or more than 5% beneficial owner, and any person sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (4) any firm, corporation, or other entity in which any of the foregoing persons is employed, is a 5% beneficial owner, or is a partner, principal, or in a similar position of control or in which such person has a substantial ownership interest or control of the entity.

For these purposes, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and in which a Related Party had, has, or will have a direct interest. The Company has not established a materiality limit for purposes of defining a Related Party Transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors, and greater than ten percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of the Forms 3, 4 and 5 received by the Company or representations from certain reporting persons, the Company believes that, during the fiscal year 2011, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were met in a timely manner, except in one instance. One Form 4 filing by Robert Smith, an independent director of the Company, relating to the sale of certain stock on May 11, 2010, was not made in a timely manner due to an administrative error. Upon discovery of the inadvertent failure to file the Form 4 in a timely manner, Mr. Smith filed a Form 4 on February 22, 2011, reporting the details of the transaction.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

This year, we expect that a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

We will promptly deliver to you a separate copy of our annual report and proxy materials for the 2011 Annual Meeting and for future meetings if you so request. Please also contact Broadridge ICS if you wish to request delivery of a single copy of materials if you currently receive multiple copies.

COMMUNICATING WITH US

Communicating with the Board
If you would like to contact the Board, including a committee of the Board, you may write to the following address:

Board of Directors
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

The Corporate Secretary or chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary or chair of the Governance and Nominating Committee, deals with the functions of the Board or the Board Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls, or auditing issues will be immediately brought to the attention of the chair of the Audit Committee.

Other Communications
If you would like to receive information about the Company, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.	To view our home page on the Internet, use our Web site address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an on-line version of this proxy statement, our Annual Report on Form 10-K, and other filings with the SEC.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.
Attention: Investor Relations
2901 Via Fortuna
Austin, TX 78746

If you would like to inquire about stock transfer requirements, lost certificates, and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (877) 373-6374 (toll free) or (781) 575-2879 or by email to shareholder@computershare.com. You may also visit their Web site at www.computershare.com for step-by-step transfer instructions.

If you would like to report any inappropriate, illegal, or criminal conduct by any employee, agent, or representative of the Company; any violation of the Company’s Code of Conduct; or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at www.ethicspoint.com.

ANNUAL REPORT

On May 25, 2011, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 26, 2011. The Annual Report on Form 10-K has been provided concurrently with this proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Stockholders may also obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov, (2) from our website at investor.cirrus.com, or (3) by writing to Investor Relations, Cirrus Logic, Inc., 2901 Via Fortuna, Austin, TX 78746. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

Jason P. Rhode
President and Chief Executive Officer
Austin, Texas
June 2, 2011

Annual Meeting of Stockholders Cirrus Logic, Inc. 2901 Via Fortuna Austin, Texas 78746 July 28, 2011 1:00 P.M. ADMIT ONE	Annual Meeting of Stockholders Cirrus Logic, Inc. 2901 Via Fortuna Austin, Texas 78746 July 28, 2011 1:00 P.M. ADMIT ONE

CIRRUS LOGIC®

CIRRUS LOGIC, INC.
2901 VIA FORTUNA
AUSTIN, TX 78746

1 OF 2

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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0000109071_1 R1.0.0.11699

VOTE BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.Electronic Delivery of Future PROXY MATERIALSIf you would like to reduce the costs incurred by Cirrus Logic, Inc. in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE — 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX]DateDateCONTROL #SHARESTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below. R1.0.0.11699ForWithholdFor AllAllAllExceptThe Board of Directors recommends you voteFOR the following:1. Election of Directors Nominees01 Michael L. Hackworth02 John C. Carter03 Timothy R. Dehne04 Jason P. Rhode05 Alan R. Schuele06 William D. Sherman07 Robert H. Smith08 Susan WangCIRRUS LOGIC, INC.2901 VIA FORTUNAAUSTIN, TX 78746Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.Electronic Delivery of Future PROXY MATERIALSIf you would like to reduce the costs incurred by Cirrus Logic, Inc. in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE — 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends you vote FOR proposals 2 and 3.ForAgainstAbstain2 Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.3 Advisory vote on executive compensation.The Board of Directors recommends you vote 3 YEARS on the following proposal:3 years2 years1 yearAbstain4 To recommend, by non-binding vote, the frequency of advisory votes on executive compensation.NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.This proxy is revocable at any time before it is exercised.For address change/comments, mark here.(see reverse for instructions)Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1SHARESCUSIP #SEQUENCEignature [PLEASE SIGN WITHIN BOX]DateDateSignature (Joint Owners)

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CIRRUS LOGIC, INC.

PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

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Continued and to be signed on reverse side

0000109071_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Company’s Annual Report, Proxy Statement are available at www.proxyvote.com . CIRRUS LOGIC, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 2, 2011, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 26, 2011, and hereby appoints Thurman K. Case and Gregory Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 28, 2011 at 1:00 p.m. local time at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, TX 78746, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side. R1.0.0.11699 Address change/comments: 2 0000109071 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side